Exhibit 10.7
15  June,  2004


Mr.  F.  Azima
One  Palace  Gate
London     W8  5LS



Dear  Farad,

     Following our discussions after the Annual General Meeting, I am pleased to confirm the matters on which we request your advice and assistance in addition to the assistance you are giving to J M Finn and Nabarro Wells in their approach to possible investors.

     As discussed, the Company needs to achieve a step change in its ability to commercialise its products (Platinum Plus and ARIS 2000) world-wide. This will involve your assistance in consultation with the Board in:

-     the  recruitment of a CEO to replace Jeremy Peter-Hoblyn on his retirement

-     recruitment  of  non-executive  board  members

-     recommending  partners/licensees  for  the  technology

-     recommending  distribution  agreements

-     establishing  liaison  with  academic  research  institutions

-     evaluation  of  potential  acquisitions

and  all  consequential  matters.

     I acknowledge that you have not carried out due diligence or any investigation into the Company's financial position or business, which is outside the scope of your knowledge. You are relying in good faith upon the results presented at the Company's annual general meeting on 10th June 2004 and other historical information concerning the Company made available to you.

     You are not qualified to and will not have any responsibility to provide financial advice or act as financial adviser to the Company or anyone else. Nor do you have any responsibility to raise funding for the Company. If you attend meetings with potential investors in the Company, any representations made regarding the Company will be made by the management of or the brokers or financial advisers to the Company and you will have no responsibility for them. I confirm that, in consideration of your agreeing to assist the Company in its current fund raising exercise, the Company will indemnify you and hold you indemnified against any actions claims or demands made or brought against you


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in connection with the performance of your duties as a consultant to the Company or in connection with any fund raising by the Company, and against all liability relating thereto (including the costs of defending any such litigation). This indemnity will survive the termination of your consultancy for whatever reason.

     Further, the Compensation and Nominating Committee of the Board of Directors of the Company will be pleased to nominate you as an additional director and Executive Vice Chairman once it is clear that the prospective funding will proceed satisfactorily and the Company will be then able to proceed to the next level of activity where your contribution will be needed.

Yours  sincerely,


/s/  J.  D.  Peter-Hoblyn
-------------------------
Jeremy  D.  Peter  Hoblyn
Chief  Executive  Officer



I agree the terms of the above letter this 18th day of June, 2004.

/s/  Farad  Azima
-----------------
Farad  Azima



[GRAPHIC  OMITED]


CLEAN  DIESEL  TECHNOLOGIES,  INC.
--------------------------------------------------------------------------------
300 Atlantic Street, Suite 702, Stamford, CT 06901-2522 Tel: (203) 327-7050 Fax:
(203)  323-0461


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Farad Azima Esq.,
One Palace Gate,
London W8 5LS                                                    25th  May  2004

Dear  Farad,

     We are delighted that you have agreed to advise us as to general business matters in the capacity of consultant. I write to confirm the arrangements.

     As you know, last year we achieved 'verification status' with US EPA for our first system; we now believe we are close to achieving broad coverage for our two primary systems with EPA and that CARB seem likely to verify at least one system in due course. As we achieve these crucial thresholds it is vital that we position ourselves to maximise the opportunities that are opening up both in USA and internationally. Your advice and assistance is sought in planning and affecting the strategies that we need to put in place. This broadly defines the task.

     We have agreed a fee of 25,000 per quarter payable in arrears effective 1st June 2004.

     The term of the consultancy is initially for 3 months and is extendable as mutually agreed. On or by the completion of the consultancy and subject to agreeing a suitable plan for the next phase of the company's development we would propose to the Board that you be nominated for appointment to our Board in such capacity as shall be mutually agreed and approved by the Board at that time.

     As a consultant you will observe the usual confidentiality terms and will not undertake any similar consulting work for a competing business.

     As agreed you will need appropriate office facilities and, as far as London is concerned, you are welcome to use my office in Queen Anne Street and the Company's offices in Stamford are available to you. You may need to visit other locations. Travel expenses will be reimbursed on a business class basis.

     I am also recommending to the Board that you be granted warrants over 250,000 of the company shares at an exercise price equal to the placing price in the funding proposed by Eddie Edmonstone and conditional upon successful completion of that funding. The warrants will have a ten year life and will be transferable.

Agreed                              Yours  sincerely,
/s/  F.  Azima                      /s/   Derek  Gray
May  25  2004

                                    Chairman


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